Exhibit 99.1

Exelis announces third-quarter 2013 financial results

  Operating margin expands 120 basis points from third-quarter 2012
  Funded orders up 48 percent from third-quarter 2012
  Enterprise book-to-bill ratio for the quarter was 1.7-to-1

MCLEAN, Va.--(BUSINESS WIRE)--November 1, 2013--Exelis (NYSE: XLS) today reported third-quarter 2013 revenue of $1.1 billion, compared to $1.4 billion in the third quarter of 2012. Operating income was $133 million and net income was $0.41 per diluted share, compared to $143 million and $0.47 per diluted share during the same period in 2012. Orders received in the third quarter of 2013 totaled $2 billion, a 48 percent improvement from the third quarter of 2012. Orders benefited from significant funded orders for Middle East region programs in the Information and Technical Services segment.

Highlights from the quarter include announced awards of more than $140 million in communication systems and night vision equipment for international customers and low rate initial production orders totaling $60 million for carriage and release systems for the F-35 Lightning II. Also announced during the quarter was the delivery of an integrated, super-spectral payload to DigitalGlobe for the WorldView-3 satellite.

“During the third quarter, we demonstrated success in utilizing our installed base to drive strategic new orders,” said Exelis CEO and President David F. Melcher. “In spite of complex economic pressures, our customers continue to value our ability to deliver mission critical and affordable products and services. We continue to proactively align our business to the dynamic market environment and enable future investment in our strategic growth platforms.”

Segment Results

C4ISR Electronics and Systems

C4ISR Electronics and Systems third-quarter 2013 revenue was $498 million, compared to $611 million during the same period in 2012, mainly due to decreased domestic sales of counter-IED products and legacy night vision equipment, partially offset by sales of Spiral Enhanced Night Vision Goggles and classified programs. Segment operating income for the quarter was $69 million, versus $84 million for the third quarter of 2012, primarily driven by volume declines and increased pension expense partially offset by cost cutting initiatives.

Information and Technical Services

Information and Technical Services third-quarter 2013 revenue was $643 million, compared to $750 million in the third quarter of 2012, primarily due to decreased activity on Afghanistan contracts, partially offset by increased activity in Federal Aviation Administration programs. Segment operating income for the quarter was $64 million, compared to $59 million for the same period in 2012, driven by contract productivity improvements and strong contract performance resulting in higher award fees.

2013 Guidance

Exelis also updated its previously published guidance for 2013 revenue and operating margin.

	Current Update	August 2013 Guidance
Revenue	$4.9 billion - $5.0 billion	$5.0 billion - $5.1 billion Low end
Operating Margin	High end of range	9.4% - 9.8%
Earnings Per Share	No change	$1.45 - $1.55
Free Cash Flow	No change	> $225 million

The company’s 2013 financial guidance includes approximately $85 million of projected restructuring expense. FAS pension expense for the year is projected in the range of $80 million to $90 million, at the midpoint, an increase of approximately $53 million from the prior year. The company anticipates generating free cash flow in excess of $225 million after making pension contributions of approximately $146 million.

The company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Transition of the Exelis Brand

Effective today, the company also formally removed the “ITT” from its name and will be branded as “Exelis” going forward. Exelis has used the “ITT” name alongside “Exelis” as part of its branding strategy since October 31, 2011, under a licensing agreement with ITT Corporation.

Investor Call Today

Exelis senior management will host a conference call for investors today at 10 a.m. Eastern Daylight Time to review third-quarter 2013 financial results and to answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.exelisinc.com/investors.

About Exelis

Exelis is a diversified, top-tier global aerospace, defense, information and services company that leverages a 50-year legacy of deep customer knowledge and technical expertise to deliver affordable, mission-critical solutions for global customers. We are a leader in timing and navigation, sensors, air traffic solutions, image processing and distribution, communications and information systems, logistics and technical services; and we are focused on strategic growth in the areas of critical networks, ISR and analytics, electronic warfare and composite aerostructures. Headquartered in McLean, Va., Exelis employs about 19,000 people and generated 2012 sales of $5.5 billion. For more information, visit our website at www.exelisinc.com or connect with us on Facebook, Twitter and YouTube.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the “Act”): Some of the information included herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “may,” “could,” “outlook” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to:

  Our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. government or international defense budgets;
  Government regulations and compliance therewith, including changes to the Department of Defense procurement process;
  Our international operations, including sales to foreign customers;
  Competition, industry capacity and production rates;
  Misconduct of our employees, subcontractors, agents and business partners;
  The level of returns on postretirement benefit plan assets and potential employee benefit plan contributions and other employment and pension matters;
  Changes in interest rates and other factors that affect earnings and cash flows;
  The mix of our contracts and programs, our performance, and our ability to control costs;
  Governmental investigations;
  Our level of indebtedness and our ability to make payments on or service our indebtedness;
  Subcontractor performance;
  Economic and capital markets conditions;
  The availability and pricing of raw materials and components;
  Ability to retain and recruit qualified personnel;
  Protection of intellectual property rights;
  Changes in technology;
  Contingencies related to actual or alleged environmental contamination, claims and concerns;
  Security breaches and other disruptions to our information technology and operations;
  Our ability to execute our internal performance plans including restructuring, productivity improvements and cost reduction initiatives;
  Unanticipated changes in our tax provisions or exposure to additional income tax liabilities; and
  Ability to execute our internal performance plans, including restructuring, productivity and cost-reduction initiatives.

The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in the Exelis Inc. Form 10-K for the fiscal year ended December 31, 2012, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Exelis Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Product revenue	$498	$611	$1,515	$1,884
Service revenue	643	750	2,062	2,277
Total revenue	1,141	1,361	3,577	4,161
Cost of product revenue	354	434	1,091	1,328
Cost of service revenue	537	649	1,708	1,977
Selling, general and administrative expenses	100	114	337	377
Research and development expenses	11	18	39	48
Restructuring and asset impairment charges, net	6	3	68	5
Operating income	133	143	334	426
Interest expense, net	10	9	28	29
Other expense (income), net	3	(4)	2	3
Income from continuing operations before income tax expense	120	138	304	394
Income tax expense	40	50	102	150
Net income	$80	$88	$202	$244
Earnings Per Share
Basic
Net income	$0.42	$0.47	$1.07	$1.30
Diluted
Net income	$0.41	$0.47	$1.06	$1.30
Weighted average common shares outstanding – basic	188.5	187.6	188.3	187.3
Weighted average common shares outstanding – diluted	192.8	188.7	191.0	188.3
Cash dividends declared per common share	$0.10	$0.10	$0.31	$0.31

Exelis Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(IN MILLIONS)	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$309	$292
Receivables, net	1,012	995
Inventories, net	288	283
Deferred tax asset	29	85
Other current assets	56	58
Total current assets	1,694	1,713
Plant, property and equipment, net	500	512
Goodwill	2,184	2,180
Other intangible assets, net	173	184
Deferred tax asset	471	556
Other non-current assets	71	67
Total non-current assets	3,399	3,499
Total assets	$5,093	$5,212
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$351	$444
Advance payments and billings in excess of costs	335	322
Compensation and other employee benefits	192	246
Other accrued liabilities	229	203
Total current liabilities	1,107	1,215
Defined benefit plans	1,858	2,203
Long-term debt	649	649
Deferred tax liability	3	1
Other non-current liabilities	129	128
Total non-current liabilities	2,639	2,981
Total liabilities	3,746	4,196
Commitments and contingencies (Note 15)
Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,602	2,575
Treasury stock	(5)	—
Retained earnings	416	274
Accumulated other comprehensive loss	(1,668)	(1,835)
Total shareholders' equity	1,347	1,016
Total liabilities and shareholders' equity	$5,093	$5,212

Exelis Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(IN MILLIONS)	Nine Months Ended September 30,
	2013	2012
Operating activities
Net income	$202	$244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85	97
Stock-based compensation	25	18
Restructuring and asset impairment charges, net	68	5
Payments for restructuring	(42)	(14)
Defined benefit plans expense	69	36
Defined benefit plans payments	(136)	(293)
Change in assets and liabilities
Change in receivables	(22)	(40)
Change in inventories	(4)	29
Change in other assets	(5)	1
Change in accounts payable	(93)	(53)
Change in advance payments and billings in excess of costs	13	(14)
Change in deferred taxes	31	147
Change in other liabilities	(73)	(66)
Net cash provided by operating activities	118	97
Investing activities
Capital expenditures	(57)	(86)
Proceeds from the sale of assets	9	2
Acquisitions, net of cash acquired	(16)	(42)
Other, net	—	(1)
Net cash used in investing activities	(64)	(127)
Financing activities
Proceeds from commercial paper, net	—	134
Dividends paid	(39)	(39)
Common stock repurchased	(5)	—
Proceeds from exercise of stock options	11	14
Other, net	(2)	(7)
Net cash (used in) provided by financing activities	(35)	102
Exchange rate effects on cash and cash equivalents	(2)	6
Net change in cash and cash equivalents	17	78
Cash and cash equivalents – beginning of year	292	116
Cash and cash equivalents – end of period	$309	$194

CONTACT:
Exelis
Investors
Katy Herr, 703-790-6376
Katy.Herr@exelisinc.com
or
Media
B.J. Talley, 703-790-6349
William.Talley@exelisinc.com